Exhibit 10.22

DATED 5 JUNE 2020

(1)GBT TRAVEL SERVICES UK LIMITED

(2) PAUL ABBOTT

SERVICE AGREEMENT

Dechert LLP

160 Queen Victoria Street, London EC4V 4QQ

Tel: 0207 184 7000 Fax: 0207184 7001

THIS AGREEMENT IS MADE ON 5th June 2020

BETWEEN:

(1)	GBT TRAVEL SERVICES UK LIMITED whose registered office is at 5 Churchill Place, Canary Wharf, London E14 5HU, United Kingdom (the “Company”) and

(2)PAUL ABBOTT of 6 Oval Way, Gerrards Cross, Buckinghamshire SL9 8QD (the “Executive”).

1.	Definition and Interpretation
1.1	The definitions contained in the Schedule 1 apply to all defined terms in this Agreement and its Schedules.
1.2	Words importing one gender include all other genders and words importing the singular include the plural and vice versa.
1.3	References to any statutory provisions include any modifications or re-enactments of those provisions and all subordinate legislation made under them.
1.4	The clause headings do not form part of this Agreement and shall not be taken into account in its construction or interpretation.
1.5

References in this Agreement to clauses and to the Schedules are references to the clauses of and the Schedules to this Agreement and references to this Agreement include the Schedules the provisions of which form part of this Agreement and are incorporated herein.

2.	Conditions
2.1	This Agreement shall not be binding on the Company until the Executive has unconditionally executed and delivered this Agreement to the Company
3.	Term of Employment
3.1	The Company shall employ the Executive and the Executive shall serve the Company from the Commencement Date, subject to the other terms and conditions of this Agreement, unless and until:
3.1.1	the Company shall give to the Executive not less than 52 weeks’ notice in writing to terminate this Agreement; or
3.1.2	the Executive shall give to the Company not less than 26 weeks’ notice in writing to terminate this Agreement.
3.2	The Executive’s employment and this Agreement shall immediately terminate upon his death (if not terminated earlier) and the Company shall cease to have any liability and obligation hereunder other than for all earned but unpaid wages and vested benefits (including any payment due under life assurance), in each case, as of the Termination Date.

3.3

The Executive’s period of continuous employment with the Company for statutory purposes will begin on the Commencement Date. No employment with a previous employer counts as continuous employment with the Company.

3.4

Without prejudice to the provisions of clause 17, the Company reserves the right in its absolute discretion at any time lawfully to terminate this Agreement with immediate effect by giving notice of such termination to the Executive that the Company is exercising its right under this clause and that it will pay the Executive in lieu of notice. Such payment shall be an amount equal to the basic salary which the Executive would have earned from the date of such termination until the first date upon which his employment could, save in accordance with this clause 3.4, otherwise have been lawfully terminated. The Company shall make any payment of basic salary pursuant to this clause 3.4 in equal monthly instalments over the duration of the unserved portion of the notice period specified in clause 3.1, with such payments to be made in accordance with the Company’s standard payroll procedures in effect from time to time and to be made in arrears. Payment of each monthly instalment shall be conditional upon the Executive’s continued compliance with his obligations in clauses 14 (Confidentiality) and 15 (Intellectual Property) and with the post termination restrictions contained in the Second Schedule to this Agreement. Any payments will be subject to tax and other statutory deductions as required by law. Nothing in this clause shall confer upon the Executive any entitlement or expectation (whether by implied term or otherwise) to receive any payment in lieu of notice, whether as a consequence of the lawful or unlawful termination by either party of this Agreement.

3.5

Notwithstanding any other provision of this Agreement, the Company shall not be under any obligation to vest in or assign to the Executive any powers or duties and may, without the need to give any reason for so doing, during any period of notice served or purported to be served under this Agreement:

3.5.1

require the Executive to perform no, limited and/or partial duties (including without limitation such duties as the Company may specify by way of handover and/or special projects), provided that such duties are consistent with Executive’s education, skill and experience;

3.5.2	suspend or exclude the Executive from all or any premises of the Company and/or any Group Company; and
3.5.3

require the Executive not to contact any or specific customers, clients, suppliers, employees, officers, agents, or any professional advisers of the Company and/or any Group Company in connection with the business of the Company and/or any Group Company; and

3.5.4	require the Executive to return to the Company all property including without limitation documents and other materials belonging to the Company and/or any Group Company.
3.6

The Executive’s salary will remain payable and other benefits will continue to be provided in the normal way during any period in which the Company exercises any of its powers under clause 3.5 and the Executive will continue to be bound by all express and implied obligations under this Agreement (save as specifically varied by clause 3.5).

3.7

With a view to ensuring that his departure can be arranged with the minimum of inconvenience and disruption to the business of the Company and the Group and its or their relationship with third parties and other employees, the Executive undertakes not, without the prior approval of the Company, to inform any such third parties or such employees about the proposed cessation of his employment hereunder.

4.	Duties
4.1	The Executive will provide evidence which is satisfactory to the Company of his entitlement to work in the United Kingdom.
4.2

The Executive will serve the Company in the capacity of Chief Executive Officer, American Express Global Business Travel and will carry out such duties consistent with the role of Chief Executive Officer as the Board or the Executive Chairman may from time to time reasonably determine and shall report to the Board or such other person/s as the Board may nominate from time to time.

4.3

The Executive shall be an executive director and, subject always to the control of the Board, shall carry out such duties and (without further remuneration) accept such offices and directorships, notwithstanding the Executive’s job title but consistent with his status, as may be assigned to the Executive from time to time by the Board or the Executive Chairman and such duties and/or offices and/or directorships that may relate to the business of the Company or of any Group Company.

4.4

The Executive agrees that he is at all times during his employment (including during any period of suspension or at any time the Company exercises its powers under clause 3.5) subject to a duty of goodwill, trust, confidence, exclusive service, faith and fidelity to the Company. The Executive agrees that, without limitation and in addition to his fiduciary duties and any other duties implied by law, his duties include to:

4.4.1	faithfully, efficiently and diligently perform his duties and exercise his powers;
4.4.2	use his best efforts to promote, develop and extend the business, interests and reputation of the Company and the Group;
4.4.3	comply with lawful directions and/or restrictions of the Board and the Executive Chairman and all rules, regulations, requirements and recommendations from time to time laid down or adopted by the Company and/or the Group or by any regulatory authority in any jurisdiction in which the Company or the Group operates from time to time;

4.4.4	comply with the requirements under both legislation and regulation as to the disclosure of inside information;
4.4.5	do such things as are necessary to ensure compliance by himself and the Company or Group with the UK Corporate Governance Code (as amended from time to time);
4.4.6	comply with the Company’s anti-corruption and bribery policy and related procedures;
4.4.7

promptly provide (in writing, if so requested) such information, advice and explanations as the Company may reasonably require in connection with his activities in relation to the business of the Company and/or any Group Company;

4.4.8

promptly disclose (in writing, if so requested) to the Board together with all necessary particulars any matter of which he becomes aware which materially adversely affects the Company and/or the Group or may tend to materially prejudice or injure the interests of the Company and/or the Group including without limitation any matter which could be the subject of a qualifying disclosure for the purpose of the Public Interest Disclosure Act 1998 and Section 43B of the Employment Rights Act 1996 (whistleblowing) and/or including without limitation any act or omission of any other person (whether or not employed by the Company); and

4.4.9

promptly provide (in writing, if so requested), details of any misconduct or breach of duty, whether by the Executive or any other person (whether or not employed by any Group Company) and any other information which comes into his possession which materially adversely affects or may materially adversely affect the Company and/or the Group or their respective businesses including (without limitation) the plans of any senior employee to leave the Company or any Group Company to join a competitor or compete with any business carried on by the Company and/or any Group Company, or any misuse of the Company’s property or resources (including, without limitation, any Confidential Information).

4.5	The Executive shall not without the prior written consent of the Board:
4.5.1	incur on behalf of the Company or the Group any capital expenditure in excess of such sum as may be authorised from time to time;
4.5.2

subject to an exception for certain industry practices, e.g., travel benefits (including but not limited to travel, air travel and hotels), provided such practices are consistent with applicable laws, the Executive shall not without prior written consent of the Board under any circumstances whatsoever either directly or indirectly receive or accept for his own benefit or the benefit of any immediate family member or other related party, any commission, rebate, gratuity or profit from any person, company or company having business transactions with the Company and/or any Group Company nor shall he accept any benefits in breach of the Company’s Guidelines on Providing and Receiving meals, Gifts and Entertainment;

4.5.3

in competition with the Company and/or any Group Company, directly or indirectly take any steps to enable the Executive to compete with any business carried on by the Company and/or any Group Company; or

4.5.4

at any time knowingly or willingly do or cause or permit to be done anything which is calculated or may tend to prejudice or injure the interests of the Group including to encourage, procure or assist any third party to do anything which, if done by the Executive, would be a breach of his duties under this Agreement.

5.	Place of Employment
5.1	The Executive’s place of employment shall be at the Company’s London office or any other place of business in England from where the Company may operate, as directed by the Company, from time to time.
5.2

The Executive may regularly be required at the absolute discretion of the Board to undertake travel both within the United Kingdom and internationally for the proper performance of his duties. The Executive shall not normally be required to work outside the United Kingdom for a period of more than one month without reasonable advance notice.

6.	Hours of Work
6.1

The Executive shall devote himself exclusively to the performance of his duties during the Company’s normal hours of work (which are from 9:00am to 5:30pm Monday to Friday inclusive). The Executive will also work any further hours as may from time to time become necessary in order to perform his duties to the satisfaction of the Board without additional remuneration.

6.2

It is acknowledged and agreed that the Executive is a managing executive with autonomous decision-making powers and that the duration of his working time is not measured and can be determined by the Executive. Accordingly, pursuant to Regulation 20 of the WTR, Regulations 4(1), 4(2), 6(1), 6(2), 6(7), 10(1), 11(1) 11(2) and 12(1) of the WTR do not apply to the Executive’s employment under this Agreement.

7.	Remuneration and Benefits
7.1	The Executive will be paid a salary of £1,000,000 (one million pounds sterling) per annum subject to deductions for tax and national insurance contributions as required by law, payable monthly in arrears by electronic transfer direct into the Executive’s bank account. Salary will accrue from day to day and will be inclusive of any directors’ fees payable to the Executive by the Company and any other Group Company.

7.2	The Executive’s salary shall be reviewed by the Board annually. The Board shall be under no obligation to award the Executive any increase.
7.3

The Executive will be eligible to earn an annual performance-based bonus in respect of each complete calendar year of his employment under this Agreement in accordance with the Company’s Bonus Program applicable to him as in effect from time to time. The payment and the amount (if any) will be based on the achievement of the performance goals established by the Board. The Executive’s target performance-based bonus opportunity for each calendar year during his employment under this Agreement will be 200% of the Executive’s base salary for such calendar year, with a maximum bonus of 300% of the Executive’s base salary for such calendar year. The fact that a performance-based bonus is paid in one year or in relation to a particular period is no guarantee of (and does not give rise to any expectation of or entitlement to) a performance-based bonus in any subsequent year or in relation to any subsequent period. Any earned annual performance-based bonus will be paid when annual bonuses are paid to the Company’s other senior executives (generally in the first pay period following the end of the first quarter, in the year after the bonus is earned), and always in the calendar year immediately following the calendar year to which such annual bonus relates.

7.4

In respect of 2020, the Executive’s annual performance-based bonus shall be no less than a sum equal to 100% of the Executive’s target bonus amount (200% of base salary) (the “2020 Guaranteed Bonus”). The 2020 Guaranteed Bonus will be paid on or around 1 April 2021.

7.5

Save as provided in clause 17.1, the Executive shall be neither eligible to be considered for nor entitled to receive any bonus under clause 7.3 or 7.4 if at the time the bonus is due to be paid he is no longer employed by the Company, or he is under notice of termination of employment (whether given by him or the Company) or he is subject to disciplinary proceedings or to an extant disciplinary sanction. If the Executive is suspended pursuant to clause 16.3 of this Agreement or subject to any disciplinary investigation or proceedings, he shall only be entitled to payment of any bonus if, after such investigation, period of suspension and/or proceedings have been resolved, he is not subject to any disciplinary sanction (save as provided in clause 17.1.2(a)).

7.6

The Executive will be eligible to participate in the GBT Long Term Incentive Cash Award Program (“LTI”). Any award made to the Executive under the LTI will vest in accordance with the LTI plan, a copy of which will be provided to the Executive upon the grant of the award, and shall be subject to the terms of the LTI plan and any other conditions applicable to the award. All award recommendations and terms are subject to Board and shareholder approval. LTI awards are conditioned upon and subject to the Executive’s agreement to comply with certain covenants prohibiting LTI participants from engaging in conduct detrimental to the Company both during their employment and for a period of time thereafter. Such covenants include non-competition, non-solicitation of customers and employees, non-disclosure of confidential information and non-disparagement obligations. In all cases, LTI awards are subject to the terms of the LTI plan document and an agreement to be entered into (at or around the time of the relevant LTI award) between the Executive and the Company (the “LTI Documents”). Any rights, including rights upon termination of employment under the LTI plan or any other share option scheme, shall be solely determined by the terms of the LTI or other plan as appropriate and the Executive will not be entitled to damages or additional damages under this Agreement related to those plans as a result of the termination of his employment. If there is a conflict between the terms of this Agreement and the LTI Documents, the LTI Documents shall prevail. The program or awards may be adjusted at any time and/or to reflect changes and interpretations in local regulations and legislation.

7.7	Subject always to the rules of the relevant scheme in force from time to time, the Executive shall be entitled to:
7.7.1

the benefit of private medical insurance for the Executive and his spouse or partner and his minor children (coverage for minor children would be provided until age 25, provided that the child is enrolled in full time education (including an apprenticeship) until such age);

7.7.2	an annual executive-level medical assessment at the Mayo Clinic or another similar situated facility, at the Executive’s reasonable discretion;
7.7.3	the benefit of life assurance, currently at the rate of four times annual basic salary for Executive’s position;
7.7.4

A monthly car allowance (such monthly car allowance is currently at the rate of £950 GBP). This allowance is provided in accordance with the Company Car Policy and conditional on the Executive having and retaining a valid full UK driving licence or an equivalent licence recognised in the UK.

7.8	The Company shall provide the Executive with cover under a permanent health insurance scheme (“PHI Scheme”). Any participation in such a scheme shall be subject to:
7.8.1	the terms of the scheme, as amended from time to time;
7.8.2	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and
7.8.3	the Executive satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

7.9

The Executive shall be paid an additional amount equal to (8/(1+x))% (where x is the aggregate rate of employer national insurance contributions and other employer levies, expressed as a decimal) of his salary per annum in lieu of pension contributions subject to deductions for tax and national insurance contributions as required by law, payable monthly in arrears by electronic transfer direct into the Executive’s bank account.

7.10

Save for 7.7.2 and 7.8, any benefits provided to the Executive by the Company from time to time may be withdrawn by the Company if at its option it shall decide that any such benefit or class of benefits shall cease to apply to all employees or to all employees of the Company having a status similar or substantially similar to the Executive and the Company may amend the terms, rules or scale of any benefit at any time provided any such amendment is of general application.

7.11

The Executive agrees that for the purposes of the Employment Rights Act 1996 the Company may apply any sums which may be due from the Company to the Executive (including, without limitation, accrued salary and/or holiday pay and/or any payment in lieu of notice) at the Termination Date against any sums which may be due from the Executive to the Company (whether in respect of any overpayment or mistaken payment of salary or in respect of a matter requiring written authorisation pursuant to the Employment Rights Act 1996 or otherwise) and the Executive further agrees that, save in the case of resignation for Good Reason under clause 17.2, the Company may retain any such sum without prejudice to its right to claim damages for any additional loss it may suffer as a result.

7.12

The Executive shall indemnify the Company for itself and on behalf of any Group Company in relation to any income tax and employee national insurance contributions not already deducted from the Executive’s remuneration (or any taxes replacing the same) for which the Company or any Group Company has an obligation at any time to account (whether during the Executive’s employment by the Company or after the Termination Date) in relation to the emoluments and benefits the Executive receives under this Agreement.

8.	Holidays
8.1

The Company’s holiday year runs from 1st January to 31st December. The Executive is entitled, in addition to English statutory public holidays, to 30 days’ paid holiday in each holiday year, accruing on a daily basis. This entitlement includes the Executive’s entitlement under the WTR.

8.2	The Executive will consult with the Board as to the dates on which he proposes to take his holiday, whose agreement to his holiday dates will not be unreasonably withheld.
8.3	The Executive’s holiday entitlement will be pro-rated in the year of joining and leaving the Company. On the termination of his employment, the Executive will be entitled to a payment in lieu of any accrued but untaken holiday at the rate of l/260th of the basic salary in respect of each day of holiday entitlement, fractions of a day being rounded up to the nearest whole number of days. If the Executive has taken holidays in excess of his entitlement, the Company may deduct from his final salary payment an amount equal to the gross salary paid to him in respect of such holidays and the Executive expressly consents to any such deductions.

8.4

The Executive will not accrue any contractual holiday entitlement during any period of Garden Leave nor during any period of sickness absence in excess of one month save that any entitlement to annual leave pursuant to the WTR shall continue to accrue during such period and the Company reserves the right in its absolute discretion to require the Executive to take any accrued but untaken holiday entitlement during any period of notice served by either party.

9.	Expenses

The Company shall reimburse the Executive (against production of satisfactory receipts) all reasonable travelling, hotel and other business expenses reasonably, necessarily and properly incurred by him in the performance of his duties. The Executive undertakes to observe the Company’s policy on expenses from time to time as may be notified to him.

10.	Sickness
10.1

If the Executive is absent from work due to illness, accident or other such incapacity, he must notify the Company and provide certification in accordance with the Company’s sickness policy in place from time to time.

10.2

Subject to the Company’s right to terminate the employment under clauses 3 and 16 of this Agreement and the Executive’s compliance with this clause 10, the Executive shall be entitled to receive the Executive’s full salary and contractual benefits (save for any bonus under clause 7.3) during any periods of sickness absence up to a maximum of 26 weeks (whether consecutive or not) in any rolling 52 week period. Those payments shall be inclusive of any SSP due. The Executive’s qualifying days for SSP purposes are Monday to Friday. Once the Executive has been on long-term sick leave continuously for more than a year, he will not qualify for sick pay again until he has returned to work for a total of 26 consecutive weeks.

10.3

Any payments to which the Executive is entitled under any social security scheme (whether or not claimed by the Executive) may be deducted from any Company sick pay paid to the Executive by the Company.

10.4	At all times the Company reserves the right to withhold, discontinue or request repayment of any contractual sick pay if:

10.4.1	the Executive fails to comply with the Company’s absence procedure;
10.4.2	the Company is satisfied that there has been an abuse of the sick pay arrangements or misrepresentation of the Executive’s health;
10.4.3	the Executive behaves in a way likely to delay, hinder or impede recovery; or
10.4.4

his sickness absence commences during a period while the Executive is the subject of a disciplinary investigation or disciplinary proceedings, provided that, if no further action is taken following the investigation or any disciplinary proceedings are withdrawn or rejected, the Executive will be paid any withheld sick pay.

10.5

The Company may appoint a temporary replacement to undertake some or all of the Executive’s duties if the Executive is absent from work by reason of illness, accident or other incapacity in excess of 20 consecutive working days (and such shall not give rise to a claim for Good Reason (as defined below)).

10.6

If the Executive shall be prevented from performing his duties as a result of illness, accident or incapacity for any period in excess of 26 consecutive weeks, the Company may, notwithstanding any other provision of this Agreement, terminate the Executive’s employment by giving the Executive notice in accordance with clause 3.1.1. The Company’s right to terminate pursuant to this clause 10.6 shall apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay or other benefits (other than receipt of PHI benefits).

10.7

The Company shall not terminate the Executive’s employment where to do so would deprive the Executive of any actual or prospective (i.e. where the Executive has already been on long term sickness absence in respect of a qualifying medical condition and is expected to remain absent beyond the relevant qualifying period as a result of that condition) rights or benefits under any permanent health insurance policy which the Company has obtained for the benefit of the Executive, save in the case of any of the circumstances under clause 16.1 of this Agreement.

10.8	In respect of any period during which the Executive is in receipt of benefits under the PHI Scheme:
10.8.1	the Company will cease to be under any obligation to pay any amounts or to provide any benefits to the Executive other than those provided under the terms of the PHI Scheme;
10.8.2	the provisions of clause 19 (Return of Company Property) shall apply as if the Executive’s employment had terminated; and
10.8.3	the Company shall be entitled to appoint a successor to perform all or any of the Executive’s duties, and Clause 4 (Duties) shall be amended accordingly.

10.9

In circumstances where the Executive shall have been prevented from performing his duties for the periods referred to in clause 10.6, the Company may in its absolute discretion, if the Executive is a director of the Company or any Group Company, require the Executive to resign any such directorship and, if the appropriate resignation shall not be signed and delivered by the Executive to the Board within seven days of such request, the Executive agrees that the Board may appoint any other director of the Company to sign such notice of resignation for and on behalf of the Executive and in the Executive’s name for such purpose.

10.10

The Executive may be required at the request of the Company during the course of his employment to attend a doctor or clinic nominated by the Company for the purpose of a comprehensive medical examination to determine his fitness for continued employment and shall use his reasonable endeavours to ensure the prompt delivery of the relevant report to the Company.

10.11

If the Executive’s inability to perform his duties results from incapacity caused by any third party the Executive shall notify the Company of that fact as soon as reasonably practicable and all payments made to the Executive by the Company under this clause in respect of any consequent absence shall, to the extent that compensation is recoverable either from the third party and/or any other body constitute loans by the Company to the Executive and shall be repaid to the Company in accordance with the provisions of this clause to the extent that the Executive recovers compensation for loss of earnings. The Executive shall keep the Board regularly informed of the progress of any action which he takes against such third party, provide such information as the Board may from time to time reasonably require and shall immediately notify the Board in writing of any compromise, settlement, award or judgment in connection with the claim. Where the Executive recovers any compensation for loss of earnings as referred to in this clause, he shall notify the Company in writing forthwith and shall repay the amount due to the Company under this clause within 28 days of receipt of such compensation. Any such payment under this clause shall be subject to the maximum aggregate sum permitted to be lent by the Company to the Executive without shareholder approval under the restrictions contained in the Companies Act 2006 relating to loans to directors.

11.	Directorships
11.1

Any office or directorship held by the Executive is subject to the Articles of Association (the “Articles”) of that company. In the case of any conflict between the Articles and this Agreement, the Articles will prevail.

11.2	The Executive will not, without the consent of the Company, resign any office or directorship held by him as a consequence of his employment by the Company, and will not do or omit to do anything that would provide grounds for his disqualification as a director of any Group Company.

11.3

The Executive will resign from any office or directorship held in the Company and/or any Group Company and/or all other companies of which he shall have been appointed as a director by any Group Company, if so requested by the Board upon the termination of his employment.

11.4

If the Executive fails to comply with clause 11.3 above, the Executive irrevocably agrees that the Board may appoint any director or officer of the Company or any Group Company to act as the Executive’s attorney to execute any document or do anything in his name necessary to effect his resignation.

12.	Outside Interests and Dealings in Securities
12.1

The Executive shall disclose promptly in writing to the Board all his interests of more than 2% in nominal value (whether by way of shareholdings, directorships or otherwise) in any business other than those of the Company or Group or any American Express company. The Executive shall not, when employed by the Company, be directly or indirectly concerned or interested in any trade or occupation or business other than the businesses of the Company, the Group and any American Express company except with written permission pursuant to a resolution of the Board, save that the Executive shall be permitted to hold, by way of bona fide investment only, shares or securities in a company whose shares are admitted to trading on a Recognised Investment Exchange not exceeding 2% in nominal value of the securities of that class.

12.2	In this clause 12 the expression “occupation” shall include membership of Parliament or of a local authority, council or any other public or private work (whether for profit or otherwise).
12.3

Except as otherwise may be specifically provided in a Company scheme (as in effect from time to time), neither the Executive nor his Immediate Relatives shall be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by him), by or on behalf of the Company or any Group Company (save as may be available to general members of the public or Amex account holders) and if his Immediate Relatives or any other company or business entity in which he is interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit he shall forthwith account to the Company or the relevant Group Company for the amount received or value of the benefit so obtained immediately on becoming aware of such.

12.4

The provisions of sections 820 to 825 (inclusive) of the Companies Act 2006 (as amended) shall apply in determining for the purpose of this Agreement whether the Executive has an interest in any shares or other securities.

12.5	The Executive will comply (and will procure that his spouse or partner and any minor children comply) with all applicable rules of law (including, in particular, Part V of the

Criminal Justice Act 1993), stock exchange codes, rules and regulations, and all rules, policies and codes of conduct of the Company as issued from time to time in relation to the holding of and dealing in shares, debentures or other securities.

13.	Post Termination Restrictions
13.1	The Executive undertakes to observe the provisions of the Second Schedule to this Agreement.
14.	Confidentiality
14.1	The Executive acknowledges that during the course of his employment he will have access to and is likely to obtain Confidential Information.
14.2

Without prejudice to any common law duties owed to the Company, the Executive agrees that he will not, during or after his employment, except as authorised by the Company or as required by law or his duties, use, divulge or disclose to any person, firm or organisation, any Confidential Information which may come to his knowledge during his employment. The Executive further agrees to use his best endeavours to prevent the unauthorised use or disclosure of such information.

14.3

This restriction will not apply to information which becomes public (other than through unauthorised disclosure by the Executive or otherwise due to the Executive’s default) and is not intended to exclude or restrict his right to make a protected disclosure under the Public Interest Disclosure Act 1998.

15.	Intellectual Property
15.1

The Executive will immediately disclose and promptly communicate full details of any Inventions to the Company. Any Invention will belong to the Company or such Group Company as the Company may nominate for the purpose. The Executive will not disclose to any third party or exploit any Invention unless authorised by the Company or in the proper performance of his duties.

15.2

The Executive hereby assigns to the Company or any other Group Company as appropriate to the extent allowed by law all his existing and future rights (including all Intellectual Property), title and interests in all Inventions. To the extent that any right in such Inventions may not be assigned to the Company or other Group Company, the Executive will hold all such rights on trust for the Company.

15.3

In any event, at the request and expense of the Company, the Executive will, whether during or following the termination of his employment (howsoever occasioned), give the Company all information and assistance as may be necessary to enable the Company effectively to exploit and/or protect, in the UK or any other part of the world, any Invention and will execute all documents and do all things which may be necessary for vesting patents, trademarks or other equivalent protection when obtained and all rights, title and interest to and in the same, in the Company (or as it may direct) as legal and beneficial owner.

15.4

The Executive hereby irrevocably appoints the Company to take any action in his name and execute any document on his behalf for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause. If there is any doubt as to whether such a document or action has been executed or carried out within the authority conferred by this clause, a certificate in writing signed by any director or the Company Secretary will be conclusive evidence that such is the case.

15.5

The Executive waives all of his moral rights (as defined in the Copyright, Designs and Patents Act 1988) and all similar rights in other jurisdictions in any works produced during the Executive’s employment with the Company in which copyright is vested in the Company or any Group Company whether by virtue of this clause 15.5 or otherwise.

15.6	The Executive will promptly notify the Company in writing if he becomes aware of any infringement or suspected infringement of any Intellectual Property in any Invention.
16.	Termination for Cause and suspension of Employment
16.1	The Executive’s employment and this Agreement may be terminated for Cause immediately without notice or payment in lieu of notice. For the purpose of this Agreement, Cause shall mean if the Executive:
16.1.1	is guilty of any gross misconduct or is in the reasonable opinion of the Board grossly negligent;
16.1.2	is declared bankrupt, has an interim receiving order made against him or makes any deed of arrangement or composition with his creditors generally;
16.1.3	commits any act of fraud or dishonesty or is guilty of conduct (whether or not connected with the Executive’s employment) which does or is likely to bring the Company or the Group into disrepute;
16.1.4	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);
16.1.5	ceases to be eligible to work in the UK;
16.1.6

becomes addicted to or during working hours is under the influence of alcohol (to the extent that, in the reasonable opinion of the Board, his performance is impaired) or any drug (not being a drug prescribed for the Executive by a medical practitioner for the treatment of a condition other than drug addiction) the possession of which is controlled by law; and/or

16.1.7	does (or omits to do) anything else which would entitle the Company to terminate this Agreement without notice or payment in lieu of notice at common law.
16.2	The Executive shall notify the Board immediately of any circumstances which would entitle the Company to terminate his employment under this clause 16.
16.3

In order to investigate a complaint or allegation against the Executive of misconduct or some other serious issue relating to his employment and to allow the Company to carry out whatever investigations it deems appropriate, the Company may for such period as is reasonable under the circumstances, suspend him on full pay and other contractual benefits and require him not to enter any premises of the Company and/or the Group and abstain from contacting specific or all employees, officers, agents, investors, clients, counter-parties, analysts, brokers, professional advisers, suppliers to or other business contacts of the Company and/or the Group. The Executive shall not be employed by or provide services to any third party during any period for which he is suspended pursuant to this clause 16.3 and shall remain bound by all his express and implied duties as an employee of the Company save as varied by this clause.

16.4	With a view to ensuring that his departure can be arranged with the minimum of inconvenience or disruption to the Business of the Company and the Group and its relationship with third parties and its other employees, the Executive undertakes not, without the prior approval of the Board as to the timing and manner of any communication about his departure, to inform any of his colleagues or any third party (whether by making any announcement or otherwise) about the proposed cessation of his employment.

17.	Termination and Severance terms
17.1

Where the Company terminates the Executive’s employment other than for Cause as defined in clause 16.1 or where the Executive resigns for Good Reason in accordance with clause 17.2, the Executive shall, subject to him entering into a settlement agreement with the Company in accordance with clause 17.5, be entitled to:

17.1.1

52 weeks’ basic salary subject to deductions for tax and national insurance contributions as required by law, less any basic salary paid or payable with respect to any period of Garden Leave under clause 3.5 or pay in lieu of notice under clause 3.4 (such that the maximum aggregate amount of basic salary payable under clauses 3.4, 3.6 and this clause 17.1.1 is 52 weeks of basic salary) (the “Severance Payment”); and

17.1.2	be paid
(a)	the on target annual performance-based bonus for the bonus year in which his employment is terminated (such bonus to be paid in full); and

(b)	the annual performance-based bonus (based on actual performance) for any prior year not already paid;pursuant to clause 7.3; and
17.1.3

an amount equal to the cost to the Company of providing private medical expenses insurance for a period of 52 weeks following the Termination Date (which, together with the payments under clauses 17.1.1 and 17.1.2, shall be the “Severance Benefits”).

The Severance Payment shall be inclusive of, and not in addition to, any amounts paid or payable to Executive under clause 3.4 and/or any salary paid to the Executive during any period of Garden Leave under clause 3.5. For the avoidance of doubt, the Severance Benefits shall be paid in addition to any basic salary paid or payable with respect to any period of notice worked.

17.2

The Executive shall not have resigned for Good Reason as required by clause 17.1 above, unless the Executive provides the Company with written notice within 30 days of becoming aware of the occurrence claimed to constitute Good Reason, setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason and affording the Company 30 calendar-days to cure following such written notice (the “Cure Period”), if practicable. The Executive’s employment must terminate within 30 days following the failure of the Company to cure during the Cure Period and shall automatically constitute resignation for Good Reason. For the avoidance of doubt, any act that is found by a court or tribunal of competent jurisdiction, or agreed by the Company, to amount to a fundamental or repudiatory breach of contract by the Company justifying resignation on the grounds of constructive dismissal shall be resignation for Good Reason which is not practicable to cure, except at the discretion of the Executive.

17.3

The Company will make any payment pursuant to clause 17.1.1 in equal monthly instalments in arrears. The Company shall make any bonus payments due pursuant to clause 17.1.2 on or around 1 April in the calendar year immediately following the calendar year in which such bonus is or would have been earned in accordance with the Company’s standard procedures in place from time to time. Payment of the Severance Benefits shall be conditional upon the Executive’s continued compliance with his obligations in clauses 14 (Confidentiality) and 15 (Intellectual Property) and the post termination restrictions contained in the Second Schedule to this Agreement. For the avoidance of doubt the Executive acknowledges and agrees that the Severance Payment and/or the Severance Benefits or any instalment thereof does not amount to an estimate of or cap on the loss or damage which the Company or any Group Company would suffer were the Executive to breach any of the obligations referred to in this clause and that the withholding of any monies is without prejudice to any other remedy the Company or any Group Company may have against the Executive.

17.4

The Executive accepts and acknowledges that any Severance Benefits shall be provided in full and final settlement and satisfaction of all and any claims, whether contractual, statutory or otherwise and whether in the United Kingdom or any other country in the world, which the Executive (or any person or body on his behalf) has or may have against the Company and/or any Group Company and/or any of its or their employees, directors, shareholders, consultants, agents, officers or owners relating to his employment or service with the Company or any Group Company or its termination (save for claims that are expressly excluded under the Settlement Agreement (defined below) and the Executive agrees that he will not issue, whether directly or indirectly, or take steps to issue any claim against the Company or any Group Company and/or any of its or their employees, directors, shareholders, consultants, agents, officers or owners relating to his employment or service with the Company or any Group Company or its termination (whether in the United Kingdom or any other country in the world) other than for such excluded claims or to enforce the Settlement Agreement.

17.5

The Company may at its sole discretion require that the Executive enter into a settlement agreement (the “Settlement Agreement”) substantially in the form attached to this Agreement as Schedule 3 but amended as appropriate to reflect the terms relating to severance (not to be less than that set out in this paragraph) and subject to any changes to general drafting of such agreements or legislation and subject to further negotiation at the time of notice of termination by either party in order for the Executive to be entitled to the Severance Benefits and to confirm that such amounts are in full and final settlement of the claims listed in clause 17.4 above. Such settlement agreement must be effective, with all revocation periods expired, within 90 days of the Executive being provided with such agreement by the Company.

18.	Discipline and Grievances
18.1

There are no disciplinary or grievance procedures which form a contractually binding part of this Agreement. If the Executive is dissatisfied with any disciplinary decision relating to his employment or if the Executive wishes to seek redress of any grievance relating to his employment, he should apply in writing to the person or persons to whom he reports.

19.	Return of Company Property
19.1

On the termination of the Executive’s employment for any reason howsoever arising or earlier at the Company’s specific request, the Executive will immediately return to the Company all property belonging to and all Confidential Information of the Company and any Group Company that is in his possession or under his control. For the avoidance of doubt, this excludes his mobile telephone number but includes (and is not limited to) keys, security cards, computers, and all documents, records, correspondence, papers and other materials (and any copies thereof), whether in hard copy or in electronic or machine readable form, made or kept by, or provided to, the Executive during his employment. The Executive will not retain any copies or extracts of such material.

19.2

The Executive shall transfer to the Company or such other person as it may direct all shares held by him in the Company and any Group Company as nominee or trustee for the Company and deliver to the Company the certificates therefore and the Executive hereby irrevocably appoints the Company as his attorney to execute any such transfers on his behalf.

19.3	The Executive shall produce such evidence of compliance with this clause 19.2 as the Company may require.
20.	Reconstruction or Amalgamation
20.1

If the Executive’s employment is terminated by reason of the liquidation of the Company in order to effect its reconstruction or amalgamation, the Executive will have no claim against the Company provided that he is offered employment with the Company or undertaking resulting from the reconstruction or amalgamation on terms and conditions that are no less favourable to him than the terms of this Agreement.

21.	Data Protection
21.1

The Executive confirms that he has read and understood and will comply with the Company’s and/or the Group’s Data Protection Policy and any other related policies. These policies can be found on Uconnect and are non-contractual.

21.2

The Executive shall comply with the Data Protection Policy when processing personal data in the course of his employment including without limitation personal data relating to any current, prospective or former customer, client, broker, supplier, employee, officer, agent, consultant, investor, distributor, shareholder, business contact or professional adviser of the Company or any Group Company.

21.3

The Executive is responsible for ensuring that any personal data which he may use or access during his employment is kept secure from unauthorised access or disclosure. The Executive will notify the GBT Data Protection Officer of any actual or suspected breach of any requirements which comes to the Executive’s attention in accordance with the Company’s and/or the Group’s Data Protection and Personal Data Breach Notification Policies.

21.4

The Executive is responsible for informing the Chief People Officer and the VP of Rewards of any changes to the Executive’s personal data including, but not limited to the Executive’s name, address, marital status, contact details, qualifications and next of kin.

21.5

The Company will issue the Executive with a Privacy Notice which will include information about the reasons and lawful bases for processing the Executive’s personal data, with whom it is shared and for how long it is retained. The Privacy Notice can also be found on Uconnect. The Company reserves the right to review, revise, amend or replace the Privacy Notice from time to time to reflect the changing needs of the Company and/or to comply with its legal and/or regulatory obligations. The Executive will be notified by email of any changes to the Privacy Notice.

21.6

The Executive acknowledges that the Company may monitor and/or record telephone calls to or from the Executive and the Executive’s use of electronic mail and other IT systems provided by the Company and/or Group in the course of the Executive’s employment. The Executive further agrees to comply with the Company and the Group’s policy on internet usage and electronic communications in force from time to time.

22.	Notices
22.1

Notice given to a party under this Agreement shall be in writing in the English language and, save in relation to notice by email, signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address (including email address) given in this Agreement or as otherwise notified in writing to the other party.

22.2	Any such notice shall be deemed to have been received:
22.2.1	if delivered by hand, at the time the notice is left at the address or given to the addressee;
22.2.2	in the case of pre-paid first class UK post or other next working day delivery service, at midday on the second business day after posting or at the time recorded by the delivery service;
22.2.3	in the case of fax, at the time of successful transmission; or
22.2.4

in the case of email, at the time of transmission (unless the sender receives an automated response which indicates that the notice in question was not received by the intended recipient, in which case such notice shall not be deemed to have been received).

22.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee.

For the purpose of calculating deemed receipt:

22.3.1	all references to time are to local time in the place of deemed receipt; and
22.3.2	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

22.4

A notice required to be given under this Agreement shall be validly given if sent by e-mail from and/or to the email addresses of the General Counsel and the Executive’s company email account provided the Executive has access to such account (or any personal email address the Executive notifies to the Company).

22.5	This clause 22 does not apply to the service of any proceedings or other documents in any legal action.
23.	Statutory Particulars

The information in this Agreement constitutes a written statement of the written particulars of employment of the Executive in accordance with the Employment Rights Act 1996.

24.	Collective Agreements

There are no collective agreements which directly affect the terms of the Executive’s employment.

25.	Governing Law and Jurisdiction
25.1

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

25.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

26.	Miscellaneous
26.1	This Agreement:
26.1.1	contains the whole of the terms agreed in respect of the Executive’s employment;
26.1.2

is in substitution for (and supersedes) any other previous agreement or arrangement in respect of the Executive’s employment with the Company, whether written or oral (including, without limitation, any term sheet or offer letter or similar document); and

26.1.3	shall only be capable of being varied by a supplemental agreement or memorandum signed by both parties.
26.2	Notwithstanding the termination of this Agreement, save as otherwise provided herein, the

Agreement shall remain in full force and effect to the extent that the obligations of the Executive and the Company which are expressed to operate thereafter or are of a continuing nature are concerned and may be enforced against the Executive or Company accordingly.

26.3	This Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED as a DEED by:
GBT TRAVEL SERVICES UK LIMITED
acting by
Director/Chief Financial Officer )	/s/ Martine Gerow
6/5/2020

Director/Chief Legal Officer and
Global Head of M&A )	/s/ Eric J. Bock
6/5/2020

EXECUTED as a DEED by:

PAUL ABBOTT	)	/s/ Paul Abbott
6/6/2020

In the presence (via Zoom video)
of:
Signed by witness	)	/s/ Patti Huska
Name of Witness		Patricia A. Huska
Address:	)
)

Occupation:	)	Chief People Officer
GBT US LLC

SCHEDULE 1

1.	Definitions

In this Schedule unless the context otherwise requires the following expressions shall have the following meanings (and all other capitalised terms are as defined in the main body of this Agreement):

1.1	“the Board” means the board of directors for the time being of GBT JerseyCo Limited. or any committee of the board of directors authorised by GBT JerseyCo Limited. for the purpose of this Agreement;
1.2

“the Business” means the business of the Company or any part thereof and any other business or part thereof carried on or planned to be carried on by any Group Company as at the Termination Date to which the Executive has rendered services or about which he has acquired Confidential Information or by which he has been engaged at any time during the Protected Period;

1.3	“Commencement Date” means 4 May 2020;
1.4	“Confidential Information” means information of a confidential or secret nature which includes but is not limited to:
1.4.1

all information in whatever form (including, without limitation, in written, oral, visual, audio or electronic form or on tape or disk) relating to the Company or to any Group Company or its assets (including, without limitation, details of the activities, businesses, business strategy, marketing plans, sales forecasts, investments, prospective investments (and the respective terms of such investments), research activities, inventions, ideas, computer programs, secret processes, designs, technology used, financial information, results and forecasts of the Company or any Group Company past, present or projected, goods and services, details of a confidential nature of its employees and contractors and of the requirements, terms of trade and identity and contact details of its suppliers and customers and any information of a confidential nature regarding any shareholder of the Company or any Group Company whether held by the Executive within his own personal social media account or otherwise);

1.4.2	any Inventions created or developed by any Group Company and/or any Group Company’s employees or consultants;
1.4.3	any other information specifically designated by the Company and/or any Group Company as confidential; and
1.4.4	any information in relation to which the Company and/or any Group Company owes a duty of confidentiality to any third party;

1.5

“Client” means any person, firm or company who or which at any time during the Protected Period was a client of the Company and/or any other Group Company with whom or which the Executive or any of his direct reports dealt or had dealings or about whom or which the Executive received confidential information at any time during the Protected Period;

1.6

“directly or indirectly” means (without prejudice to the generality of the expression) whether as principal or agent (either alone or jointly or in partnership with any other person, firm or company), or as a shareholder or holder of loan capital in any other company, or being concerned or interested in any other person, firm or company, and whether as a director, member, partner, consultant, employee or otherwise;

1.7	“Garden Leave” means any period during which the Executive is excluded from his duties or some of them pursuant to clause 3.5 of the main body of this Agreement.
1.8

“Good Reason” means where without the Executive’s written consent, any of the following occur: (i) a material reduction by the Company in the Executive’s annual base salary (other than pursuant to an across-the-board reduction similarly affecting other senior executives within the Company); (ii) a wilful failure by the Company to pay compensation that is owed and due; (iii) the relocation of the Executive’s principal place of employment by the Company by more than 60 miles (provided that such relocation materially increases the Executive’s commute) or (iv) any other repudiatory breach of the terms of this Agreement (whether express or implied) by the Company. Any act that is found by a court or tribunal of competent jurisdiction, or agreed by the Company, to amount to a fundamental or repudiatory breach of contract by the Company justifying resignation on the grounds of constructive dismissal shall be resignation for Good Reason which is not practicable to cure, except at the discretion of the Executive.

1.9

“Goods and Services” means any goods and services competitive with those supplied by the Company and/or any other Group Company at the Termination Date and at any time during the Protected Period and in the supply of which the Executive was involved or concerned or for which he was responsible or about which he held Confidential Information at any time during the Protected Period;

1.10

“Group” means the Company, any holding company of the Company and any direct or indirect subsidiary and/or subsidiary undertaking of the Company or such holding company whether in the United Kingdom or elsewhere in the world (and “subsidiary undertaking” shall include, for the avoidance of doubt, any partnership (whether a limited liability partnership or otherwise)) and, unless the context requires otherwise, words and expressions defined in the Companies Act 2006 (as amended) shall have the same meaning in this definition;

1.11	“Group Company” means any entity in the Group;

1.12	“Immediate Relatives” means spouse, partner, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.
1.13

“Intellectual Property” means (without prejudice to the generality of the expression) any discovery, formula, database right, invention (whether patentable or not, and whether or not patent protection has been applied for or granted), process, secret process, concept, methodology, improvement in procedure, trademark application, trade mark, service mark (whether registered or unregistered), business name, patent design, patent, registered or unregistered design (whether or not design rights subsist in it), utility model, technique, algorithm, system, source code, software, formula, formula improvement, development, proprietary information, trade name, website, internet domain name, logo, artwork, slogan, know-how, technical information, trade secret, financial model, computer models (including models for asset selection and pricing), works in which copyright subsists or may subsist (including computer software and preparatory and design materials therefore and any user manuals or other related material), topography rights and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world or other intellectual or industrial property right;

1.14

“Invention” means any Intellectual Property made, discovered, created, acquired or produced by the Executive (whether alone or jointly with any other person) during the course of the Executive’s employment which relates to or is useful in connection with the business or any product or service of the Company and/or the Group;

1.15	“PHI” means Permanent Health Insurance;
1.16

“Prospective Client” means any person, firm or company who or which was at any time during the Protected Period engaged in negotiations, with which the Executive was personally involved, with the Company and/or any other Group Company with a view to purchasing or obtaining goods and/or services from the Company and/or any other Group Company;

1.17	“Protected Period” means the period of 12 months immediately preceding the earlier of the Termination Date and the commencement of any Garden Leave;
1.18	“Recognised Investment Exchange” means an investment exchange as defined by section 285 of the Financial Services and Markets Act 2000;
1.19	“Restricted Territory” means any geographic area in which the relevant Group Company conducts the Business or part thereof;
1.20	“the Restriction Period” means the period of 12 months following the Termination Date reduced by any period of Garden Leave;

1.21	“Senior Executive” means a person who at any time whilst the Executive was employed by the Company or engaged by any Group Company:
1.21.1	is engaged or employed (other than in a clerical, secretarial or administrative capacity) as an employee, director or consultant of the Company or any other Group Company; and
1.21.2

is or was engaged in a capacity in which he obtained Confidential Information or is likely to be able to solicit clients of the Company and/or any Group Company or is able to influence the client connections of the Company and/or any Group Company; and

1.21.3	is so engaged at the Termination Date and at any time during the Protected Period; and
1.21.4	with whom the Executive had dealings in the course of his duties during the Protected Period;
1.22	“Termination Date” means the date of termination of this Agreement whether lawful or unlawful;
1.23	“ WTR” means the Working Time Regulations 1998.

SCHEDULE 2

1.

The parties to this Agreement agree and acknowledge that it is reasonable and necessary for the protection of the Confidential Information, goodwill, stable workforce, trade secrets and trade connections of the Business that the Executive should be restrained in the terms of the covenants set out in this Schedule from making available or using for the benefit of himself or a competitor or potential competitor Confidential Information or trade connections which the Executive has obtained and is likely to obtain in the course of his employment with the Company.

2.

The Executive accordingly covenants with the Company that in view of the circumstances referred to in paragraph 1 of this Schedule, he will not (other than for and on behalf of the Company and/or any Group Company during his employment with the Company) without the prior written consent of the Board (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Group) directly or indirectly:

2.1	at any time during the Restriction Period:
2.1.1

be engaged or concerned or interested or participate in a business the same as or in competition with the Business or relevant part thereof in any Restricted Territory provided always that this paragraph shall not restrain the Executive from being engaged or concerned in any business concern in so far as his duties or work shall relate solely to:

(a)	geographical areas where the business concern is not in competition with the Business; or
(b)	services or activities with which the Executive was not concerned to a material extent during the Protected Period;

in either case provided that no Senior Executive with whom the Executive had material contact in the Protected Period is also engaged or concerned or interested in such business (whether as an employee, agent, director or consultant);

2.1.2

in respect of any Goods and Services solicit, facilitate the solicitation of or canvass the custom or business of any Client (including without limitation by sending any update to any Client via social media whether such update is automatic or otherwise);

2.1.3

in respect of any Goods and Services, solicit, facilitate the solicitation of or canvass the custom or business of any Prospective Client (including without limitation by sending any update to any Prospective Client via social media whether such update is automatic or otherwise);

2.1.4	in respect of any Goods and Services, deal with or provide or supply any Client;

2.1.5	in respect of any Goods and Services, deal with or provide or supply any Prospective Client;
2.1.6	offer employment to or employ or offer to conclude any contract for services with or engage any Senior Executive;
2.1.7	solicit or entice any Senior Executive to leave his employment with or cease his directorship of or consultancy with the Company or any Group Company;
2.2	at any time:
2.2.1

solicit or entice or endeavour to solicit or entice any person to breach his employment or contract for services with the Company or any Group Company or procure or facilitate such by any person, firm or company;

2.2.2

do or say anything likely or calculated to lead any person, firm or company to withdraw from or cease to continue offering to the Company or any Group Company any rights of purchase, sale, import, distribution or agency then enjoyed by it;

2.2.3

disclose to any person (except as required by law) or any regulatory authority or use to the detriment of the Company or any Group Company any Confidential Information which the Executive has acquired before the Termination Date provided always that his obligation shall not extend to any matter which is or shall be in the public domain otherwise than through the Executive’s own default; or

2.2.4	falsely represent himself as being connected with or interested in the Company and/or any Group Company or in the Business.
3.	None of the restrictions in paragraph 2 of this Schedule shall prevent the Executive from:
3.1	holding, by way of bona fide investment, shares or other securities admitted to trading on a Recognised Investment Exchange of not more than 2% in nominal value of the securities of that class; or
3.2	making a protected disclosure under section 43A of the Employment Rights Act 1996.
3.3	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution; or
3.4	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority; or
3.5	whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing); or

3.6	complying with an order from a court or tribunal to disclose or give evidence; or
3.7	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from your employment or its termination.
4.

The Executive agrees that if, during his employment pursuant to this Agreement or the continuance in force of the restrictions set out in this Schedule, he receives an offer of employment or engagement in any capacity from any person, the Executive will immediately provide that person with a complete and accurate copy of this Schedule.

5.	The Executive hereby acknowledges and agrees with the Company that:
5.1	each of the sub-clauses contained in paragraph 2 of this Schedule constitutes an entirely separate severable and independent covenant and restriction on him;
5.2

the duration, extent and application of each of the restrictions contained in paragraph 2 of this Schedule is no greater than is necessary for the protection of the goodwill and trade connections of the Business; and

5.3

if any restriction on the Executive contained in paragraph 2 of this Schedule shall be found void but would be valid if some part thereof were deleted, such restriction shall apply with any such deletion as may be necessary to make it valid and effective; and

5.4

his obligations under this Schedule shall, with respect to each Group Company, constitute a separate and distinct covenant in respect of which he hereby covenants with the Company as trustee for each such other company; and

5.5	the Company shall be entitled to seek to enforce such restrictions not only on behalf of itself but also on behalf of any other Group Company.

SCHEDULE 3 – DRAFT SETTLEMENT AGREEMENT

Dated:

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

(1)GBT Travel Services UK Limited

(2)Paul Abbott

DRAFT Settlement agreement

Settlement Agreement

THIS AGREEMENT is made on___________________________

BETWEEN:

(1)	GBT Travel Services UK Limited whose registered office is at 5 Churchill Place Canary Wharf London E14 5HU United Kingdom (the Employer); and
(2)	Paul Abbott, whose address is [ADDRESS] (the Executive)
1.	DEFINITIONS
1.	In the Agreement the following expressions have the following meanings:

“the Adviser”	the person named as Adviser in Schedule 2;
“the Contract of Employment”	the contract of employment between the Employer and the Executive dated ___ May 2020;
“the Group”

the Employer and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006);

“PAYE deductions”

deductions made to comply with or to meet any liability of the Employer to account for tax pursuant to regulations made under Chapter 2 of Part 11 of the Income Tax (Earnings and Pensions) Act 2003 and to comply with any obligation to make a deduction in respect of national insurance contributions;

“Post- Employment Notice Pay”	has the meaning given in section 402D of the Income Tax (Earnings and Pensions) Act 2003 (ITEPA);
“Post- Employment Notice Period”	has the meaning given in section 402E95 of ITEPA;
“the Termination Date”	[DATE];
“the Termination Payment”	the payment(s) referred to in clause 5;
“Third Party”	means any employee, consultant, shareholder, agent or officer of the Employer or any Group Company, and the trustees of any Employer or Group Company pension scheme.

2.	BASIS OF AGREEMENT

Settlement Agreement

1.	The parties agree that the Executive has been employed as Chief Executive Officer since 4 May 2020.
2.

The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle all outstanding claims which the Executive has or may have against the Employer or the Group or their respective officers or employees arising out of or in connection with or as a consequence of his employment and/or its termination. The terms set out in this Agreement constitute the entire Agreement between the parties and are without admission of liability on the part of the Employer or the Group.

3.

The Employer is entering into this Agreement for itself and as agent for and trustee of all companies in the Group and is duly authorised to do so. The parties intend that each company in the Group should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

3.	TERMINATION DATE
1.	The Executive’s employment with the Employer will terminate on the Termination Date.
4.	REMUNERATION TO TERMINATION DATE
1.	The Executive will be paid his normal salary and holiday (less PAYE deductions) and provided with all benefits for the period up to and including the Termination Date.
2.

The Employer will reimburse the Executive his final expenses incurred up to the Termination Date subject to receipt of satisfactory evidence of expenditure in accordance with the Employer’s current expenses policy.

5.	TERMINATION PAYMENT
1.	Subject to the terms of this Agreement, the Employer will pay the Executive:
1.

[£[•] as compensation in respect of the Executive’s entitlement to notice of termination (the Pay in Lieu of Notice). This sum shall be payable to the Executive subject to PAYE deductions including, without limitation and for the avoidance of doubt, the provisions relating to Post Employment Notice Pay pursuant to sections 402C and 402D of ITEPA;]

Settlement Agreement

2.

[£[•] as compensation in respect of the termination of the Executive’s employment (the Compensation Payment). It is the Employer’s understanding (although it gives no warranty to that effect) that the Compensation Payment is not taxable as Post Employment Notice Pay pursuant to sections 402C and 402D of ITEPA, and that the Compensation Payment, falls within the scope of sections 401 and 403 of ITEPA and shall therefore be made to you [without deduction of income tax] OR [subject to such deductions for income tax and employees’ national insurance contributions as are required by law on its excess over £30,000] in accordance with section 403(1) of ITEPA;
and]

3.	[£[•] in lieu of accrued but untaken holiday as at the date of this agreement (the Holiday Pay). This sum shall be payable subject to PAYE deductions; and]
4.	[£[•] in relation to the Executive’s entitlement to a bonus (the Bonus Payment). This sum shall be payable subject to PAYE deductions.]
2.

The [Pay in Lieu of Notice,][the Compensation Payment,][the Bonus Payment] shall be paid to the Executive in equal monthly instalments over a period of [•] [weeks/months] following the Termination Date.

3.

The [Pay in Lieu of Notice,][the Compensation Payment,][the Bonus Payment,] Holiday Pa, shall be paid to the Executive (after issue to him/her of his/her Form P45) [on or around [DATE] or if later [•] [days/weeks] / [•] [weeks/months] following whichever shall be the later of:

1.	the Termination Date;
2.

the date of receipt by the Employer of a copy of this agreement duly countersigned by the Executive (by way of way of acceptance of its terms) and the certificate attached to this agreement as Schedule 2 duly signed by the Adviser; and

3.	the Executive’s compliance in full with the requirements of clause 10.
4.

The Executive shall be responsible for any tax and employee’s National Insurance contributions due in respect of the Compensation Payment and shall indemnify the Employer in respect of such liability in accordance with Clause 9.

Settlement Agreement

6.	BENEFITS
1.

Save as specified in this Agreement, the Executive’s entitlement to all company benefits, including any accident and life assurance cover and medical insurance cover will cease with effect from the Termination Date, save as set out in this Agreement and the Executive is not entitled to any further payments or benefits.

7.	PENSION
1.	The Executive’s active membership of the pension scheme will cease with effect from the Termination Date.
8.	LEGAL FEES
1.

Subject to the terms of this Agreement and subject to receipt of an invoice from the Executive’s Adviser and provided the Adviser is a qualified lawyer (as defined in the Employment Rights Act 1996), the Employer agrees to pay to the Adviser up to a maximum of £[•] plus VAT as a contribution towards the Executive’s legal fees incurred exclusively in connection with the termination of his employment. Any invoice should be addressed to the Executive but expressed to be payable by the Employer and sent under private and confidential cover to [NAME]. Provided the Advisor has promptly provided pay details to the Employer, payment will be made within 30 days of receipt of the invoice.

9.	TAXATION
1.

The Executive will be responsible for, and shall indemnify the Employer and the Group against any liability for, the payment of any tax and employee’s National Insurance contributions referable to the Termination Payment and all other payments set out in this Agreement in excess of any PAYE deductions made by the Employer, except to the extent that any such excess arises as a result of any default or delay on the part of the Employer, and provided that the Executive is given the opportunity to challenge any demand for excess tax prior to payment by the Employer.

10.	RETURN OF PROPERTY
1.

On or before the Termination Date the Executive will return to the Employer his laptop computer, company mobile phone, corporate credit cards, all keys, security pass, any identity badge, VPN tokens, passwords, all computer disks, memory sticks, software and computer programs, iPad, all correspondence, memoranda, reports, client lists, working papers, documents and copies (including electronic or recorded versions and copies in

Settlement Agreement

whatever medium held) together with all other property belonging to the Employer or the Group or relating to its or their business in his possession or control except for such property as the parties agree in writing that the Executive may retain. The Executive further undertakes that he will provide copies of any information relating to the business of the Employer or any Group Company that he has stored on any magnetic or optical disk or memory and all documents, data or information derived from such sources that was in his possession or under his control and will then permanently delete any such information.

2.	The Employer will request a PAC code from the business mobile phone provider to enable the Executive to retain his work mobile phone number with a new personal mobile phone provider.
11.	WARRANTIES, REPRESENTATIONS AND CONSEQUENCES OF BREACH
1.

The Executive warrants as a strict condition of this Agreement and represents to the Employer that up to and as at the date of this Agreement becomes binding in accordance with Clause 18 the Executive:

1.

has not knowingly retained any software or computer programs, documents or copies (electronically or otherwise) which belong to the Employer or any company in the Group or to which the Employer or any company in the Group is entitled;

2.	has not done or failed to do anything, which act or omission amounts to Cause (as defined in the Contract of Employment);
3.

has not commenced any action or issued any proceedings against the Employer or any company in the Group or any of their respective officers or employees arising out of or in connection with or as a consequence of his employment and/or its termination (save in respect of the Excluded Claims).

2.

The terms of the Contract of Employment shall continue to apply to the Executive until the Termination Date. The provisions of the Contract of Employment which are expressed to apply following the Termination Date shall continue to apply to the Executive following the Termination Date, including but not limited to clauses 14 (Confidentiality) and 15 (IP) and the post termination restrictions at Schedule 2 of the Contract of Employment.

Settlement Agreement

3.

Without prejudice to any other remedy under this Agreement or at law, the Employer shall be under no obligation to make or provide, and the Employee shall have no entitlement to receive, the payments or benefits specified in Clauses 5 and 8 of this Agreement and the Employer shall be entitled immediately upon demand to repayment of such sums as have already been paid to the Employee (or otherwise) under Clauses 5 and 8, if:

1.	the Executive is in breach of any of the warranties referred to in Clauses 11.1, 15 or 16; or
2.

on or before the Termination Date the Executive does or fails to do, or has done or failed to do, anything which entitles the Employer to terminate the Contract of Employment for Cause (as defined in the Contract of Employment) or

3.

the Executive breaches any of his obligations in clauses 14 (Confidentiality) or 15 (Intellectual Property) of the Contract of Employment or any of the post termination restrictions contained in the Second Schedule to the Contract of Employment; or

4.

the Executive brings any type of proceeding or makes any application against the Employer, any Group Company or any Third Party arising out of or in connection with or as a consequence of his employment and/or its termination (save in respect of the Excluded Claims); or

5.	the Executive is responsible for a serious and unreasonable failure, after warning, to comply with his obligations under Clause 12.2.2 of this Agreement; or
6.

the Executive is responsible for a serious breach of his obligations under Clause 12.2.5 of this Agreement, which breach leads or could potentially lead or have led to significant harm to the reputation of the Employer or any Group Company.

12.	CONFIDENTIALITY AND OTHER RESTRICTIONS
1.

The Executive accepts and agrees that his express and implied duties relating to confidential information and restrictive covenants continue after the Termination Date. In particular, the Executive affirms the duties and restrictions in the Contract of Employment.

Settlement Agreement

2.

In return for the payment of £100 (less all relevant deductions of income tax and employee national insurance contributions) the Executive agrees and undertakes as a strict condition of this Agreement:

1.

not to disclose, or use for his benefit or the benefit of any other person or entity, any information that he has obtained in connection with his employment with the Employer that is confidential or proprietary to the Company or any Group Company. For this purpose, information that is confidential or proprietary to the Employer or any Group Company shall mean information that has been developed by such company and the unauthorised disclosure or use of which would reduce the value of such information to such company or harm their interests in any way. Such information includes, without limitation, the client lists of the Employer or any Group Company, their trade secrets, any confidential information about or provided by any client, merchant or customer or prospective or former client, merchant or customer of the Employer or any Group Company, information concerning the business or financial affairs of either the Employer or any Group Company or any of their clients, merchants or customers (including their books and records, commitments, procedures, plans and prospects, developed financial products, securities positions, trading strategies, and current or prospective transactions or business) and any “inside information”. The Executive also agrees that he will cooperate with the Employer and any Group Company if the Employer or any Group Company wish to contest any legal order or process requiring the provision of information by the Executive.

2.

to make himself reasonably available to the Employer or any Group Company for any existing, pending or future governmental or regulatory investigation, civil or administrative proceeding or arbitration. The Employer agrees that it will reimburse Executive for all reasonable costs and expenses incurred in connection with any such investigation, proceeding or arbitration, upon submission of the appropriate documentation to the Employer. The Employer agrees that, after a period of 12 months following the Termination Date, it will, in addition, reimburse the Executive for any loss of income properly incurred by the Executive in giving such assistance, subject always to agreement in advance with the Employer; and

Settlement Agreement

3.	that he will not represent himself or hold himself out as being employed by the Employer and/or any Group Company, from the Termination Date.
4.	that he will not make or publish any statement to a third party concerning this Agreement, the dispute settled by it or the circumstances surrounding the termination of the Executive’s employment;
5.

that he will not make or publish any derogatory or disparaging statement or do anything in relation to the Employer or in relation to any company in the Group or any person known by the Executive to be a past, current or future officer or employee of the Employer or any company in the Group which is intended to or which might be expected to damage or lower the reputation of the Employer or any Group Company.

3.	Nothing in this agreement shall prevent the Executive from making any disclosure, comment or statement which would be contrary to the terms of this Agreement:
1.	if it is approved in advance by the Employer;
2.	as required by law or by a court or tribunal of competent jurisdiction or by a regulatory obligation owed to a competent regulatory or tax authority,
3.

to the Executive’s professional advisers (including, without limitation, legal, medical and tax advisers) provided always that the Executive ensures that such persons are and remain subject to a duty of confidentiality in respect of such disclosure, comment or statement;

4.	to the Executive’s spouse, civil partner or other immediate family members provided always that the Executive ensures that such persons agree to keep the relevant information confidential;
5.

to prospective employers or employment agencies to the extent necessary to discuss the Executive’s employment history provided always that the Executive ensures that such persons are and remain subject to a duty of confidentiality in respect of such disclosure, comment or statement;

Settlement Agreement

6.	for the purposes of reporting a criminal offence to the police or other law enforcement agency, or otherwise participating in or co-operating with a criminal investigation or prosecution;
7.	for the purposes of reporting misconduct or a serious breach of regulatory requirements to an appropriate regulator;
8.

which is a protected disclosure within the meaning of Part 4A (Protected Disclosures) of the ERA 1996. This includes protected disclosures made about matters previously disclosed to another recipient; or

9.	for the purposes of giving evidence to a court or tribunal of competent jurisdiction.
4.

The Executive warrants that he has not done or failed to do anything including without limitation published any statement or authorised or permitted anyone else to do so prior to the date of this Agreement which would constitute a breach of Clauses 12.1 or 12.2 if it had occurred after the date of this Agreement.

5.

For the avoidance of doubt the Executive acknowledges and agrees that whilst the payment under this clause 12 represents valuable consideration in respect of the undertakings in this clause 12 it does not amount to an estimate of or cap on the loss or damage which the Employer or any Group Company would suffer were the Executive to breach any of the obligations set out in this clause.

6.

The Executive confirms and acknowledges that he has agreed to the specific confidentiality obligations set out in this clause 12 with the benefit of independent legal advice from the Adviser on the terms, effect and appropriateness in all the circumstances of those obligations.

7.	Subject always and without prejudice to its legal obligations to third parties, and save as otherwise required by law, the Employer:
1.

shall keep confidential and not disclose the terms of this agreement to any person (other than in confidence to its professional advisers, senior management, and members of the HR department or as the Employer may reasonably consider may otherwise be necessary to implement the terms of this Agreement); and

Settlement Agreement

2.	agrees:
1.

to issue a written instruction to [insert name(s)] not to make, publish or cause to be made or published any statement or remark which may reasonably be considered to damage or lower the reputation of the Executive; and

2.

if the Employer or any Group Company discovers that any employee, officer or director of the Employer or any Group Company has made or published or caused to be made or published any statement or remark, in the course of their employment, which may reasonably be considered to damage or lower the reputation of the Executive, it will issue a written instruction to such employee, officer or director not to make, publish or cause to be made or published any further statement or remark which may reasonably be considered to damage or lower the reputation of the Executive.

13.	REFERENCES AND ANNOUNCEMENT
1.

Subject to its legal and regulatory obligations, should any third party ask the Employer to give a reference in relation to the Executive any written reference given in response to such a request will be in the terms set out in Schedule 3 provided that the third party’s request is made directly to the gbt.ukhrops@amexgbt.com. This clause is subject to the proviso that the Employer will cease to be obliged to provide a reference, whether written or oral, in the agreed terms if after the signing of this Agreement new facts come to the Employer’s attention which make the agreed reference substantially and materially incorrect.

14.	FULL AND FINAL SETTLEMENT
1.

The Executive has or may have potential claims arising from his employment and its termination, which include [Adviser to complete claims contemplated] (the Employment Claims). This Agreement settles the Employment Claims and, in addition, is in full and final settlement of all sums due to the Executive from the Employer or any company in the Group and all claims in all jurisdictions under contract, tort, statute or otherwise which the Executive has or may have against the Employer or any company in the Group or their respective current or former officers or employees arising out of or in connection with or as a consequence of his employment and/or its termination (whether such claims are, or could be, known to the parties) including in particular for the avoidance of doubt

Settlement Agreement

the claims specified in Schedule 1, each of which is hereby intimated and waived, without any admission of liability on the part of the Employer or any company in the Group.

2.

For the avoidance of doubt, by signing this Agreement the Executive hereby withdraws any grievances, complaints, appeals and/or data subject access requests concerning the Employer and/or any Third Party related to his employment or its termination which the Executive has made. Further, the Executive undertakes that he will not raise any future grievances and/or complaints and/or data subject access requests concerning the Employer and/or any Third Party.

3.

The Executive agrees to refrain from commencing any action or issuing any proceedings against the Employer or any Third Party in respect of any claims referred to in Clause 14.1, including the claims specified in Schedule 1 (save for the Excluded Claims.

4.	Neither the settlement and waiver in Clause 14.1 nor the agreement to refrain from proceedings in Clause 14.2 applies to any claim (collectively the Excluded Claims):
1.	in respect of accrued pension rights or share option rights accrued up to the Termination Date;
2.	for personal injury other than one arising from or in connection with any of the claims referred to in Schedule 1; or
3.	to enforce the terms of this Agreement.
15.	NO KNOWLEDGE OF OTHER CLAIMS, ACTS OR OMISSIONS
1.

The Executive confirms that he is not aware of any claims other than those specified in Schedule 1 or facts or circumstances that may give rise to any claim against the Employer or any Group companies or any of their respective current or former officers or employees in relation to any other matters related to the Executive’s employment or its termination. In addition, he warrants, represents and undertakes that he has not and (save for any Excluded Claims) will not commence any legal or arbitration proceedings of any nature against the Employer, any Group Company or any Third Party, in any jurisdiction arising out of or in connection with his employment with the Employer or its termination.

2.	The Executive represents and warrants that:

Settlement Agreement

1.

He has instructed the Adviser to advise as to whether he has or may have any claims, including statutory claims, against the Employer or any company in the Group or their respective current or former officers and employees arising out of or in connection with his employment or its termination;

2.	He has provided the Adviser with all available information which the Adviser requires or may require in order to advise whether he has any such claims; and
3.

the Adviser has advised him that, on the basis of the information available to the Adviser, his only claims or particular complaints against the Employer or any company in the Group or their respective current or former officers and employees arising out of or in connection with his employment or its termination, whether statutory or otherwise are those listed in Schedule 1 of this Agreement and that he has no other claim against the Employer or any company in the Group or their respective current or former officers and employees arising out of or in connection with his employment or its termination, whether statutory or otherwise.

3.

In the event of the Executive commencing any action or issuing or pursuing any proceedings or being granted any judgment against the Employer or any company in the Group arising out of his employment or its termination (save for the Excluded Claims) or breaching the terms of this agreement including but not limited to the warranties in this clause 15, without prejudice to any other remedy under this Agreement or at law, the Executive shall indemnify the Employer or relevant company in the Group in respect of:

1.	its reasonable legal costs of pursuing or defending any such action or proceedings (including reasonable legal and professional fees and disbursements together with VAT thereon); and
2.	any award or judgment;

and such part of the Termination Payment equivalent to the amount of such costs, award or judgment shall become immediately repayable to the Employer or relevant company in the Group as a debt and, if unpaid, any sums due to the Executive under this agreement may be withheld by the Employer to the extent necessary to cover such debt.

16.	COMPLIANCE WITH STATUTORY PROVISIONS

Settlement Agreement

1.

The conditions regulating settlement agreements pursuant to the provisions of section 203(3) of the ERA 1996, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 35 of the Working Time Regulations 1998, section 49(3) of the National Minimum Wage Act 1998, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999, regulation 40 of the Information and Consultation of Employees Regulations 2004, regulation 18 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, section 147 of the Equality Act 2010, regulation 15 of the Agency Workers Regulations 2010, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, and section 58 of the Pensions Act 2008 (together the Acts and Regulations) are (and are intended by the parties to be) satisfied in relation to this Agreement in respect of all and any claims the Executive has or may have under those acts and regulations mentioned in this clause 16.1. For the avoidance of doubt, references in this Agreement and its appendices to legislative provisions shall include the corresponding provisions of any preceding legislation repealed as a consequence of the enactment of the above legislation.

2.	The Executive confirms that:
1.

he has received advice from the Adviser (who is a relevant independent adviser within the meaning of the provisions referred to in Clause 16.1) as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal; and

2.	he will procure that the Adviser signs the Certificate in Schedule 2.
3.

The Executive further confirms that he has disclosed to the Employer all and any acts or omissions prior to the date of this agreement which, had they occurred after the date of this agreement, would have been a material breach of the terms of this Agreement.

17.	ENTIRE AGREEMENT
1.

The terms of this Agreement together with the Contract of Employment constitute the entire agreement and understanding between the parties hereto and this Agreement supersedes and replaces all prior negotiations, agreements, arrangements or

Settlement Agreement

understanding (whether implied or expressed, orally or in writing) concerning the subject matter hereof, all of which are hereby treated as terminated by mutual consent.

18.	WITHOUT PREJUDICE
1.

Notwithstanding that this Agreement is marked “without prejudice and subject to contract” when the Agreement has been dated and signed by/ on behalf of the parties and is accompanied by the Certificate in Schedule 2 signed by the Adviser it will become an open and binding agreement between the parties.

19.	GOVERNING LAW AND JURISDICTION
1.	This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of England and Wales.
20.	VARIATION
1.	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
21.	REFERENCE TO LAW
1.

A reference to a particular law is a reference to it as it is in force for the time being, taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

22.	COUNTERPARTS
1.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement is not effective until each party has executed at least one counterpart.

Settlement Agreement

SCHEDULE 1

CLAIMS

All and any claims:

1.	under common law, for wrongful dismissal or for breach of any express or implied term of the Executive’s contract of employment howsoever arising, including but not limited to in respect of stigma;
2.	for unfair dismissal under Part X of the ERA 1996;
3.	in relation to an unauthorised deduction from wages under section 23 of the ERA 1996;
4.	for a statutory redundancy payment under section 163 of the ERA 1996;
5.	in respect of a written statement of reasons for dismissal pursuant to sections 92 and 93 of the ERA 1996;
6.	relating to the requirement to provide a statement of particulars (or changes) or an itemised pay statement that may be brought pursuant to section 11 of the ERA 1996;
7.	under the ERA of detriment or unfair dismissal relating to a protected disclosure as defined in part IVA of the ERA;
8.	of detriment in employment that may be brought pursuant to section 48 of the ERA 1996 or section 56 of the Pensions Act 2008;
9.	in relation to the right to be accompanied at disciplinary or grievance hearings and related rights pursuant to sections 10-12 of the Employment Relations Act 1999;
10.

relating to time off work for public duties, looking for work, antenatal care, for dependants, occupational pension scheme trustees, employee representatives or otherwise pursuant to Part VI of the ERA 1996;

11.

in respect of a detriment relating to pregnancy, childbirth or maternity, maternity, adoption, parental, shared parental or paternity leave or time off for dependants or otherwise pursuant to section 47C of the ERA 1996 or a claim in relation to a refusal to permit time off for dependants pursuant to section 57B of the ERA 1996;

12.

for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under the Equality Act 2010;

13.

of unlawful discrimination (whether direct or indirect), unlawful detriment, harassment, victimisation or otherwise related to race, sexual orientation, religion or belief or age under the Equality Act 2010;

14.

of unlawful discrimination (whether direct or indirect), harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under the Equality Act 2010;

15.	for equality of terms under the Equality Act 2010;

Settlement Agreement

16.	(including less favourable treatment or unlawful detriment) under regulation 7 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
17.	under section 80(1) (parental leave) or section 80H (flexible working) of the ERA 1996;
18.

in relation to fixed-term working (including less favourable treatment and the right not to be subjected to a detriment) under Part 2 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

19.

pursuant to regulation 30 the Working Time Regulations 1998 including but not limited to any claim that the Executive have not been paid a sum due to him/her under any of Regulations 14(2) or 16(1) of those regulations;

20.	in relation to which the Executive may present a complaint to an Employment Tribunal under sections 11, 17, 24, 25, 26 or any other provision of the National Minimum Wage Act 1998;
21.	under sections 68A, 87, 137, 145A, 145B 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;
22.

brought pursuant to Part VII of the Transnational Information and Consultation of Employees Regulations 1999 or Part VIII of the Information and Consultation of Employees Regulations 2004 including but not limited to claims in relation to time off, remuneration and detriment;

23.

in relation to the obligations to elect representatives or to inform and consult, or any entitlement to compensation or any other claim under or arising out of regulation 15 of or otherwise under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

24.	of harassment pursuant to the Protection from Harassment Act 1997;
25.	for breach of the Data Protection Act 1998 or the Data Protection Act 2018;
26.	for a breach of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;
27.	for failure to comply with obligations under the Human Rights Act 1998;
28.

in relation to the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to a detriment under regulations 5, 12, 13 and 17(2) of the Agency Workers Regulations 2010;

29.	in relation to the right not to be subjected to a detriment under regulation 3 of the Exclusivity Terms in Zero Hours Contracts (Redress) Regulations 2015;
30.	in relation to guarantee payments, under section 34 of the ERA 1996;
31.	in relation to suspension from work, under section 70 of the ERA 1996; and
32.	any other statutory claims or breach of statutory duty and any other claim whether arising under contract, in tort, under European Law or otherwise.

Settlement Agreement

SCHEDULE 2

ADVISER’S CERTIFICATE

I confirm that:

1.	I am a relevant independent adviser (as defined in the provisions referred to in Clause 16.1 of the Agreement between (the Executive) and GBT Group to which this Certificate is annexed).
2.	I have advised the Executive of the terms and the effect of the Agreement and in particular its effect on his ability to pursue a claim before an Employment Tribunal.
3.	I am not acting (and have not acted) in relation to this matter for the Employer or any company in the Group (as defined in the settlement agreement to which this certificate is attached).
4.	There is in force a contract of insurance covering the risk of a claim by the Executive in respect of loss arising in consequence of the advice.

Adviser’s signature
Adviser’s name
(capitals)
Title*
Adviser’s business address

* eg: solicitor or barrister.

Settlement Agreement

SCHEDULE 3

LETTER OF REFERENCE

To whom it may concern

Re:

It is Company policy only to provide employee references which detail employee start date, leave date, position and location.

Our position is not to provide personal references for any employee and consistently adhering to this position should not be regarded as a comment on the suitability of the individual for the role they have applied.

This reference is given in strictest confidence and without liability on our behalf. Should you have any queries regarding the contents of this letter please do not hesitate to contact the undersigned

I can confirm the following information in relation to the subject;

Employment start date:

Leave date:

Position:

Location:

Please note, this reference has been provided in confidence.

Yours faithfully

Settlement Agreement

This Agreement has been signed on behalf of the Employer and each of the members of the Group and executed by the Executive on the day and year first above written.

SIGNED by

Name:

Title:

Duly authorised for and on behalf of
THE EMPLOYER and the members of
the GROUP

Date:

By [EXECUTIVE NAME]

Date: